Exhibit 10.13

Three-Year Extension of

1997 General Employees Stock Purchase Plan

On May 12, 2009, the Board of Directors of 3M Company approved the following resolution extending the term of the 1997 General Employees Stock Purchase Plan for three additional one-year periods, commencing July 1, 2009, July 1, 2010 and July 1, 2011.

WHEREAS:

1)  On February 10, 1997, the Board of Directors adopted the 1997 General Employees Stock Purchase Plan (the “Plan”), subject to a favorable vote by the holders of a majority of the common stock of this Corporation present or represented and entitled to vote at the next Annual Meeting of this Corporation;

2)  The Program was approved by the required vote at the Annual Meeting of Stockholders held on May 13, 1997;

3)  Section 12.01 of the Plan provides that the Plan shall become effective on the date fixed by the Board of Directors after approval by the stockholders;

4)  On May 13, 1997, the Board of Directors approved a resolution establishing the effective date of the Plan as July 1, 1997;

5)  Section 12.02 of the Plan provides that the Plan shall automatically terminate five years after its effective date unless it shall be extended by resolution of the Board of Directors for one or more additional periods of one year each;

6)  On May 14, 2002, May 13, 2003, and August 14, 2006, the Board of Directors approved resolutions extending the term of the Plan; and

7)  It is the considered judgment of the members of this Board of Directors that the Plan should be extended for an additional three years commencing July 1, 2009;

RESOLVED, that the Plan, as previously approved by this Board of Directors and the stockholders of this Corporation, be and it hereby is extended for three additional one-year periods, commencing July 1, 2009, July 1, 2010, and July 1, 2011.

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